EXHIBIT 99


                               NIKE, INC.
               FY07 Q3 Earnings Conference Call Transcript
                       Moderator: Pamela Catlett
                             March 22, 2007


Operator: Good afternoon, everyone. Welcome to NIKE's fiscal 2007 third quarter conference call. For those of you who need to reference today's press release, you'll find it at, www.nikebiz.com. Leading today's call will be Pamela Catlett, Vice President of Investor Relations. Before I turn it over to Ms. Catlett, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter. In addition, it's important to remember a significant portion of NIKE, Inc's business, including equipment; most of NIKE Retail, NIKE Golf, Converse, Cole Haan, NIKE Bauer Hockey, Hurley and Exeter Brands Group are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at NIKE's website. This call might also include discussion of non-public financial and statistical information, which is also publicly available on that site, www.nikebiz.com. Now I'd like to turn over the call to Pam Catlett, Vice President of Investor Relations.

Pam Catlett: Good afternoon everyone. Thank you for joining us today to discuss NIKE's fiscal 2007 third quarter results. We issued our results about an hour ago. If you need to reference them, you can find our press release which includes reconciliations between GAAP and non GAPP reported items at our website at www.nikebiz.com.

Joining us on today's call are NIKE, Inc. CEO Mark Parker, NIKE Brand President Charlie Denson and NIKE, Inc. Chief Financial Officer Don Blair. Mark and Don have brief prepared remarks. Charlie will be on hand for the Questions period to give you his perspective and insight on the NIKE Brand. Now it's my pleasure to introduce NIKE, Inc. CEO, Mark Parker.

Mark Parker: Thanks, Pam and thank you all for joining the call today. When I took this job 15 months ago, I said NIKE's focus was on generating top-line revenue and profitability. Our 3rd Quarter performance shows that we're keeping that promise. Net revenue is up 9% over third quarter last year, the 22nd consecutive quarter of year-over-year revenue growth. We're able to deliver that kind of consistent performance because we create the most innovative and compelling product in the industry. NIKE+ runners have logged more than 10M miles and all of our performance running shoes will be Plus-enabled by Holiday. Bowerman performance running shoes grew 11% in Q3. The Air Jordan 22 launched at the All-Star Game in Las Vegas. NIKE Pro is growing from its US roots across Europe and Asia. 10R, our Ronaldinho signature line, is seeing very solid sell-through. March Madness is setting the stage for our new NIKE Pro-inspired basketball uniforms. AF1 is white hot. Converse launched the new Wade 2.0 shoe. The Tailwind Collection landed in Payless. Cole Haan is expanding its Dress Air and handbag lines. Hurley is building on the strength of its iconic board short. NIKE Bauer Hockey is #1 in sticks and is launching the much-anticipated Vapor 40 skate.

Coming up, you'll see the first generation of NIKE Sport Essentials apparel hit retail April 2nd. New generations of NIKE Pro apparel along with Shox, Free, and Considered footwear. For Back to School an innovative collection of low-profile, high-performance Zoom Air Footwear and lots of surprises throughout the year ahead as we ramp up to the Summer Olympics in Beijing. That's just a small glimpse of what we're doing.

Our revenue numbers tell us consumers are excited about the brand. Our Futures numbers tell us that retailers are, too. Q3 Futures are up 9%, the third consecutive quarter that constant-dollar Futures have increased. But, to steal a line from Don, we don't want just any growth. We want the good kind-the profitable, sustainable kind. We continue to optimize every corner of the business, and leverage our costs across the portfolio. That drives the good growth we're looking for diluted EPS is up 10% at $1.37 Gross margin is up 60 basis points over last Q3 at 44.2% and Inventory grew at a pace lower than both revenue and Futures.

Shortly before our Investor Meeting in February, I attended the World Economic Forum in Davos. I came away more impressed with how well NIKE is positioned to grow in the changing global economy. Specifically, power continues to shift to consumers. They demand more from brands today. They expect a company to share their values and to provide experiences that go beyond the product. I think NIKE has a huge head start. Connecting with consumers is something we do intuitively. It's what allows us to create and deliver the premium consumer experience that really sets NIKE apart from the rest of the industry.

Finally, a word on retail and that word is change. Consumers want a more compelling and relevant experience wherever and whenever they shop in the mall, on the high streets of the world, or on-line. We're going to give it to them. We're grabbing the opportunity to lead working with our retail partners to take NIKE and our industry someplace new, where consumers have experiences that are physical and digital and mobile. When a consumer has a NIKE experience, there will be no doubt that it reflects and inspires the way they live their lives. I won't get into specific dates or executions, but you can expect to see some of these new NIKE concepts at retail this calendar year.

You know our vision, $23B in revenue by FY '11. We stated that six weeks ago. So far, so good.

Our new category alignment is already creating deeper, more focused connections with consumers. We're bringing those insights into the product creation process and that will extend our leadership role as the most relevant and innovative company in the industry. With that I'll turn it over to Don.

Don Blair: Thank you Mark. Overall, we're pleased with our financial results for the third quarter. We delivered good revenue and earnings per share growth, our futures growth accelerated and our inventory position continued to improve. With three quarters of the year in the books, we believe we're well positioned to deliver strong growth in revenue and earnings per share for the full year.

Reported revenues for the quarter grew 9%, as once again all three of our product business units and all four of our geographic regions delivered revenue growth for the quarter. Excluding the impact of the weaker dollar, revenues grew 6%. On a constant currency basis, Footwear increased 4%, Apparel was up 5% and Equipment grew 9% versus the prior year. In addition, reported revenue from our Other businesses grew 15% and contributed 2 points to our overall revenue growth. Futures orders scheduled for delivery from March through July 2007 grew 9% versus the prior year, with the growth concentrated in the back half of the futures window driven by strong growth for the fall season. Excluding the impact of currency changes, Futures orders were up 8%. Consolidated gross margins for the quarter increased 60 basis points over last year's third quarter, continuing the trend of sequential improvement in our quarterly comparisons. Changes in currency exchange rates added about 30 basis points to consolidated gross margins for the quarter.

SG&A increased 14% for the quarter. Excluding the effects of currency changes and stock option expenses, SG&A increased 10% driven in part by investments against our strategic growth priorities.

Earnings per share for the third quarter increased 10%, as growth in revenues and gross margins, combined with a lower tax rate and share count, more than offset investments in SG&A. Excluding the change in accounting for stock options, diluted EPS would have increased 16%.

In the first three quarters of fiscal 2007 we delivered $716M of Free Cash Flow from Operations and paid out $250M in dividends. Year-to-date we've repurchased over 8.4 million shares of NIKE stock at a cost of $694M. For the twelve months ended February 2007, our Return on Invested Capital or ROIC was 21%. Stock option expenses reduced our ROIC by just over one percentage point. With that recap of our consolidated performance for the quarter, I'll now give you some additional perspective on our results.

In our European Region, which includes the Middle East and Africa, revenues grew 15% for the quarter, with nine points of growth coming from currency changes. Excluding currency changes, all of the markets in the region except the UK and France posted higher sales. The emerging markets in the region grew over 30%, driven by strong results in Russia, South Africa and Turkey. Excluding currency effects, Footwear revenues advanced 4% for the quarter, due primarily to strength in emerging markets and Northern Europe, partially offset by weakness in the UK and France. For the quarter, Apparel revenues grew 10% and Equipment revenues grew 9%. Futures orders for Footwear and Apparel grew 7% in constant currency, a significant acceleration versus recent quarters and an early indicator that the strategies we've discussed on previous calls are now taking hold. Third quarter pretax income for Europe grew 18% to $247M, reflecting leverage from lower
demand creation spending as well as stronger European currencies.   We
expect the profit picture in Europe to continue to improve in the fourth quarter as demand creation declines from the prior year's world cup levels and operating overhead growth eases.

In the Asia Pacific Region, revenues increased 11% in the third quarter, driven by strong growth across all business units; currency changes contributed 3% of that growth. While most countries in the region reported double-digit sales growth on a currency neutral basis, China was again the primary driver of the region's revenue growth as we continue to expand both the number of doors selling NIKE product and sales through existing doors. This was partially offset by lower sales in Japan, where currency neutral revenues were down 3%. Despite sustained softness in revenue, we are seeing some positive signs in our Japanese business - higher gross margins, improving sell through at retail and improving futures order trends. As you know, we always loathe to call a turn, but we remain cautiously optimistic about the outlook for Japan. For the quarter, Asia Pacific pretax income grew 6% to $126M as revenue growth and better gross margins more than offset SG&A investments in China, Korea and Japan.

The Americas Region reported 5% revenue growth in the third quarter, with virtually no impact from currency changes. Double digit growth in most markets in the region offset softer results in Brazil. In the third quarter, pretax income grew 6% to $41M, driven primarily by higher revenues and improved gross margins, partially offset by mid-single digit growth in SG&A expenses.

That brings us to the USA, which delivered modest growth in Q3 against a very strong quarter last year. Revenues grew 2% for the quarter as softness in some mall-based accounts partially offset solid growth in sporting goods and regional accounts. Sales at NIKE-owned Retail stores in the USA grew 9% for the quarter and comp store sales at NIKEtown stores increased 2%. Futures orders scheduled for delivery from March through July 2007 increased 8% over the prior year.

Our US Footwear business grew 2% in the third quarter, lapping 18% growth in last year's third quarter. This year's increase reflected mid-single digit growth in units and a lower average price per pair,
driven by changes in product mix.   In the US we continue to gain share,
driven by strong growth of Performance Running products including NIKE Plus, and Sport Culture products including both urban basketball and lifestyle models.

Apparel sales in the US grew 1% for the quarter, driven by double digit growth in NIKE branded Performance and Team Apparel, partially offset by softer revenue from at-once Apparel. The rebound in US Equipment continued as third quarter revenues rose 11%, driven by new sock offerings for spring.

For the quarter, pretax income for the US Region declined 2% as the growth in revenue was offset by lower gross margins and mid-single digit increases in SG&A.

For the third quarter, revenues from our Other businesses grew 15% to $523M. NIKE Golf led the way, as strong consumer response to new product introductions drove revenue growth of more than 25%. Revenues at Converse, Hurley and Exeter also grew over 20%.

Third quarter pretax income for the Other businesses grew 53% versus the prior year quarter, reflecting higher revenues and improved gross margins.

Earlier this month, we announced a program to replace some Sumo Squared drivers to ensure compliance with NIKE design specifications. We expect this program to have only a short-term impact on NIKE Golf results.

Consolidated SG&A spending for NIKE, Inc. grew 14%. Currency changes and stock option expense each contributed 2 points of SG&A growth for the quarter. Excluding the impact of currency changes, third quarter Demand Creation grew 6%, driven by advertising campaigns behind Force Basketball, NIKE+ and Just Do It in the Asia Pacific Region. Operating overhead for the quarter increased 18%, with 4 points of growth due to the change in accounting for stock option expenses and 3 points due to currency changes. Key drivers of the balance of the increase were investments in growth drivers such as emerging markets, non-NIKE brands and owned retail, as well as normal wage inflation and performance based compensation.

In the third quarter, other income totaled $10M due mostly to a gain on the sale of our Oregon footwear distribution center, partially offset by foreign currency hedge losses. The combination of foreign currency hedge losses and the favorable translation of foreign currency-denominated profits from our international regions increased year-over-year pretax income by about $9M for the quarter. Our effective tax rate for the third quarter was 32.3%, an improvement of 3.4 points versus the prior year. The lower tax rate was due largely to the European tax agreement that was finalized in the second quarter of fiscal 2007 as well as the retroactive reinstatement of the U.S. research and development tax credit, signed into law in December 2006.

As I noted earlier, we continue to generate excellent cash flow and return a significant amount of that cash to our shareholders. So far this fiscal year, we've paid out $955M to our shareholders in the form of dividends and share repurchases. Even so, our balance of cash and short-term investments totaled $2.3 billion as of February 28th, nearly $9 per diluted share on a gross basis and nearly $7 per diluted share, net of debt.

One of the key drivers of cash flow and returns on capital is inventory management. As promised, our inventory growth continued to slow in Q3. As of February 28th, worldwide inventories were 7% higher than a year ago and up only 4% on a currency neutral basis; both of these growth rates were about two points below the comparable revenue growth rate. While we have made great progress reducing the rate of inventory growth, we intend to continue this focus through the rest of the year to ensure inventories are clean heading into fiscal 2008.

As of February 28th, accounts receivable were 8% higher than the prior year; this marks the 6th consecutive quarter in which accounts receivable have grown at or below the rate of revenue growth.

Our financial outlook for the fourth quarter of fiscal 2007 remains essentially unchanged. Assuming stable exchange rates, we expect top line growth at a high-single digit rate for the fourth quarter and fiscal year.

For the fourth quarter and the fiscal year, we expect gross margin to be at or slightly below the prior year. The fourth quarter estimate is a bit lower than we expected 90 days ago, primarily due to faster movement of close-out inventories. The customer response to our Fall product lines has been very strong and we're focused on ensuring that our supply chain is positioned to deliver to demand and that our in-line channels are prepared to deliver full margin sell-through of fresh product. We do expect to see the benefit in subsequent quarters, as gross margins return to year-on-year growth in the first quarter of fiscal 2008.

We expect SG&A expense for the fourth quarter to be flat to up slightly as we anniversary last year's World Cup spending and growth in operating overhead eases.

Stock option expense for the fourth quarter should be about 7 cents per diluted share. Excluding charges for expensing stock options, we expect to grow fiscal 2007 SG&A at or slightly less than the rate of revenue growth, driven by operating overhead leverage.

Interest income should continue at levels similar to the first three quarters of fiscal 2007.

As you know, we do not normally give guidance for Other Income and Expense, since this line of the P&L is usually volatile and has been particularly so this year. Based on what we can foresee now, we expect 10 to 15 million dollars of other expense in the fourth quarter, as continued weakness in the dollar drives foreign currency hedge losses. As in previous quarters, these hedge losses will be largely offset by currency translation benefits across other lines of our P&L.

We expect our effective tax rate in the fourth quarter to be about 33.6%, bringing us to a full year rate roughly on par with our third quarter rate.

As we usually do at this time, we are now developing plans for our next fiscal year. You are of course familiar with our long term financial goals of high single digit revenue growth and mid-teens growth in earnings per share. To achieve these goals, we'll continue to manage every line of our P&L and leverage our balance sheet as appropriate.
At this point we expect more consistent earnings growth from quarter to quarter than in fiscal 2007.

For the first quarter of fiscal 2008, we expect to deliver high single digit revenue growth and some improvement in gross margins. SG&A should grow at or slightly below the rate of revenue growth and our tax rate will most likely be below the rate of the first quarter of fiscal 2007.

In summary, we continue to drive toward achievement of our financial goals for fiscal 2007 and are confident we'll deliver profitable growth again in fiscal 2008. With that, we'd be happy to take your questions.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you wish to signal for a question, you may do so by pressing the star key followed by the digit one on your touch-tone phone. Again, that is star - one on your touch-tone phone to signal for any questions. And if you are using a speakerphone, please make sure that your mute function is turned off to allow your signals to reach our equipment. Again, star - one for any questions and we'll pause momentarily.

Our first question will come from Robby Ohmes with Banc of America.

Robby Ohmes: Thank you. Hi, everybody. Nice quarter. Just a couple of really quick questions. First, I was hoping we could get a little more detail on Europe. And in what - how much is it turning, just the overall environment out there: footwear versus apparel, technical product versus lower price point, non technical product, you know, just more detail would be terrific.

And then, the other question I had was just a little more on the retail side. When we were out at your investor day, you talked about partnering with key people in the U.S. on presentation and then
Footlocker was at our conference last week. And they mentioned that they were going to be doing some special things with you guys, if you could comment on that that would be terrific as well. Thanks.

Charlie Denson: Robby, this is Charlie. I'll take the Europe piece, first. And then we'll talk a little bit, I may ask you to repeat the second part of that question, just to make sure I'm clear on what you want to know and what I'm going to tell you.

But for Europe, you talked a little bit about the technical versus non technical and we're obviously very excited about the numbers that we're releasing here against the European futures picture. Like Don said in his prepared remarks, we're not ready to announce a complete turnaround, but we're very optimistic about what we've done to date, and the quality of the business and where the brand sits.

And so, I think, with that, you know, when you break down Western Europe versus Central Europe, Central Europe continues to be a great growth engine for us. Our Northern European business is very strong, and we're seeing some good growth out of Italy, Spain and Germany as well.

The U.K. and France, as Don stated, is still a little bit of a struggle, but a lot of the indicators are starting to point in the right direction. And we're looking forward to those results over the next six months. So that would be my, I guess, overall summary for Europe.

Robby Ohmes: And just sorry, just quickly on Europe, so beyond what you guys are doing, do you feel that there's an environment change going on over there, the beginnings of an environment change in some of the tougher markets like the U.K.

Charlie Denson: Yes, I think that there's certainly still the interest in sport, and the interest in the product and what we're doing. We haven't lost any momentum from a brand perspective. We're still putting a lot of product into the marketplace. It's just, you know, some of the promotional activity is starting to subside. And the health of the marketplace is starting to come back. So I - like I said, I'm reluctant to announce a turnaround, but I feel good about the directional arrows.

Robby Ohmes: That sounds great. And then the question, because I probably should be super clear on this, the question was, you know, your retail strategy, I think, what you brought up on investor day was two fold, one was doing your own stores, and one was doing more things with key retail partners. And if you could give us a little more detail on the - what you're doing with key retail partners. And I had mentioned Footlocker, because they had mentioned at our conference that they were expecting to do some potential presentation things with you guys, I believe on the footwear side, you know, relatively soon, you know, certainly this year, and I think, for back to school. And if you could give us any more on that, that would be great.

Charlie Denson: Yes, I mean we're currently working on plans with several of our major retail partners. And I'm not going to go into any specifics yet, because I want to kind of keep my powder dry here. But I will say this: that I'm very optimistic and I'm very excited about some of the things that we are talking about. And I know that the partnership groups that we're working with have been very excited, and embrace the discussion, with as much energy and excitement as we have.

So I'm going to hold steady for now, and as some of these plans come into focus, we'll be out talking about them.

Mark Parker: Yes, I'll just jump in and add that our strategy in terms of the marketplace is to segment or differentiate our key retailers more effectively. And a lot of that will, actually, fall inline with what we're doing with the category based organizations. So we want to go deeper and be more compelling and more relevant with our category based presentations. And I think you'll see that be a more effective tool for us to differentiate our retail partners. And that will drive some of the concepts that you'll see later in this calendar year.

Robby Ohmes:  Terrific.  Thanks a lot, guys.

Charlie Denson:  Thanks, Robby.

Operator:  And our next question will come from Jeff Edelman with UBS.

Jeff Edelman: Two questions. One, Charlie, I've been visiting a lot of retailers here in Europe, this week and it appears as if the trend towards athletics seems to be or let's say the performance seems to be picking up a little more than, I guess, all of us would have thought. Is this what we're seeing in your waters? And is this something which has some staying power? And I also got the sense that the average selling price is also starting to lift.

Charlie Denson: Yes, Jeff, I would agree with your comments and your observations. We're starting to see a lift in some of the performance product, overall, and I think that's encouraging to us. With that - along with that, we've actually made some significant progress in the low profile area that we talked about for the past year-and-a-half. And so that part of the business is up considerably year-on-year, and we're pretty excited about that. But I would agree that we are starting to see a little bit more emphasis on the true performance product.

Jeff Edelman: OK. Great. And then shifting back to the U.S. if we think a little bit about the increase in sales vis-a-vis the orders, and what you talked about in terms of gross margin for the upcoming quarter in terms of increased close out inventory is this channel specific? Is it trying to get something more in balance? Could you give us a little more insight there, please?

Charlie Denson: Yes, I think it's not channel specific because, you know, we're really not - we don't spend a lot of time and efforts around segmenting the business across the channels, maybe as much as we used to five or six years ago. But what I would say is that we feel very confident about both our inventory positions, especially in footwear, as well as our inventory positions at all of our major retail partners. And I think with the numbers that we're releasing today, going into fall, we feel like right now there's an opportunity to take advantage of the marketplace for early summer. And make sure we're very clean and we're very healthy going into what we think is one of our best product lines ever for next fall.

Jeff Edelman: OK. And then, just a quick follow up. Is the closeout inventory more than it was last year, same, less or what have you?

Don Blair: Jeff, we don't - we're not in a problem position with close out inventory here. As Charlie said, what we're really trying to do is make sure we've got clean channels and clean inventory on our books. And really, it's a question of how fast we move through it. So we're really trying to make sure we've got good turns in the fourth quarter, and we're ready to go for fall.

Jeff Edelman:  Great, thank you.

Operator:  And our next question will come from Bob Drbul with Lehman
Brothers.

Bob Drbul: Hi, good morning. The question that I have is for Don, can you talk a little bit more, quantify the impacts on the overhead and the factors that you talked about, just like what were the biggest ones, and maybe just put a little numbers around some of those factors on the overhead increase this quarter?

Don Blair: Well I would rather not have to do a reconciliation here but if you want to talk about major elements of this, certainly the currency and the options are two very large pieces of the equation. About a third of the balance is investments in some of the growth areas I spoke to which is emerging markets, our non NIKE brands, and NIKE retail. Then there's about a third of it that would be some timing issues. And I'd say the remaining third is more like normal inflationary aspects of operating overhead. So a way to think about it is take the currency and the options off the top, and then you've got three main drivers of the balance.

Bob Drbul: OK. And then, just a quick follow up question. On the gross margin outlook, are you seeing - I mean can you talk a little bit about the trends around labor pressure, and wage pressure in China, and is that at all changing for you guys on the outlook?

Don Blair: We are continuing to see some headwind out of labor costs in Asia. We are certainly seeing the pressure of oil ease. And the major headwinds would be labor and currency exchange rates in Asia and balancing against that are some of the initiatives that we talked about at the investor day; which is things like lean manufacturing, raw material consolidation. So, you know, if we look at what we saw in the third quarter, and what we expect to see going forward it's very similar to what we discussed in the investor meeting. We've got some continued headwind, but we've got some things that are - some arrows in the quiver that we continue to push. And that way we want to come out in the right spot.

Bob Drbul:  Thank you.

Operator:  Our next question comes from Omar Saad with Credit Suisse.

Omar Saad: Thank you. I wanted to ask, it looks like you've kind of slowed down the share repurchase here, a little bit, this past quarter, and the cash is building a little bit more. Given that context, I wanted to see if we got any update on your strategies for the cash.

Don Blair: There really isn't a significant change in the strategy. As we've always said, we have a balanced approach to this. We want to make sure we invest appropriately in our existing business to drive growth. We want to make sure that we are opportunistic around good acquisitions, should they appear on the horizon. And we're going to return cash to shareholders in a planned filled way on both dividends and repurchase.

On the repurchase side, we run a valuation grid and we have a target on how much cash we're going to deploy and usually execute that in concert with market conditions. And, you know, that's really what drives our share buyback.

So I think, as we said at the last investor meeting, we think over the next couple of years you'll see consistent growth in dividends. You'll see growth in share buyback. You'll see investment in our existing business, and so it's really a balanced approach to how we use the cash.

Omar Saad: OK. And if we could get a quick update on the realignment, kind of where you are in that process, I know something you've been working on for a while. It sounds like you're making a lot of progress, you know, in terms of the investments and a lot of the changes, and how things are going with that.

Mark Parker:  You're talking about the category alignment, right?

Omar Saad:  Absolutely, yes.

Charlie Denson: Yes, I'll jump in there. I think, actually, we made some very, very good progress. The last couple of weeks, we spent time going through it. We've got leadership teams in place. We've got - we've been going through the first runs at the full year category strategies. And we're aligning the company both from a supply chain standpoint, and a retail standpoint, to embrace this change.

So the progress - I'm very pleased with the progress to date, and I'm really looking forward, you know, to the next 12 months as we start to see some of this alignment work its way into the way we're actually coming to market both from a product standpoint, a marketing standpoint, and a retail brand retail presentation standpoint.

Omar Saad: Should we expect to see anything come running through the P&L as you go through this process? And as we think about how we model the expense side of the equation?

Don Blair: No. I think, Omar, we look at this over a longer timeframe. And essentially, what we're doing is running the model on the P&L based on all of the levers in the P&L. And I think, in that context, I wouldn't expect this to materially change our financial model.

Omar Saad:  Great, thanks.

Operator:  John Shanley with Susquehanna Financial.

John Shanley:  Thank you and good afternoon guys.

Mark Parker:  Hi, John.

Charlie Denson:  Hi, John.

John Shanley: Charlie, the company's difficulties in the U.K. and France have been going on for some time. I wonder if you can comment in terms of what seems to be the central issue in terms of the difficulties in that market, and why you feel optimistic that the situation is going to turnaround in the next six months or so.

Charlie Denson: Well I think, I mean a lot of the things that we've been talking about is the - you know, the overall brand presentation, the promotional nature of the marketplace, and what's been going on. It's -- obviously it's a little bit tougher to implement change there, as it is in the United States. And so we have a new distribution policy in place today. It's taken longer to get that implemented than maybe it would have taken in some other markets around the world, so I think that's challenging, but it is starting to take effect. And I think, if you do spend some time in the U.K. marketplace over the next couple of months, you'll actually start to see some of the effects of that change in place.

I think, the other thing is when I think about France, we had a - we have a significant amount of business at Decathlon and, you know, we made some changes there. And I think that when we look out over the horizon, that business is now in a position to start to grow at a much healthier rate, in a much healthier way. And so those two things I would, you know, add to the mix.

And then, I think, the third piece which is, again, cautious optimism, is the role that Foot Locker may play in both those countries, and their opportunities for growth whether it's in the U.K., France, or across Western Europe. Definitely an important account for us, you know, that runs across the Western European landscape.

And then, I guess the final piece that we started to put in place is the strategy with JJB specifically, where we got shop and shop concepts going in. I believe we have 15 of them in place now, and we would like to see as many of those shops in place over the next six to 12 months

John Shanley: It sounds very exciting. Is the U.K. and France still your two largest markets or largest components of the EMEA region?

Charlie Denson: Well certainly, the U.K. is number one. France is, you know, France, Italy and Spain are relatively - they kind of go back and forth as far as overall size.

Mark Parker: But John, I would note that in aggregate, the emerging markets are larger than those markets that you just described.

Charlie Denson:  Individually.

Mark Parker:  Right.

John Shanley: Individually, OK. Turning to the U.S. for a second, the sales results, footwear and apparel, obviously were a little on the light side, but the thing I really want to focus in on is the two percent decline in the operating profit. If you look at the U.S. business excluding what you indicated was a problem side of the business, the athletic specialty stores, was it a much different story, would operating profits have actually been positive? Would sales have been richer if we were able to exclude the mall based athletic specialty stores?

Don Blair: Well, John, I think if you look at the overall profit equation in the U.S. region, at two percent revenue growth and, you know, we talked a little bit about some of the margin drivers in the U.S. region. The combination of those two things means that even very modest growth in SG&A, which is where the U.S. region is running, it is going to make it difficult to grow the profitability. But we don't believe that the U.S. is a two percent growth market. You know, we're convinced that market is going to accelerate over time and the profitability is going to come with that.

John Shanley: Yes. What I was really trying to get to is to look at the mall based retail accounts, versus the rest of your U.S. retail clients. Can you give us some differentiation in terms of what kind of a negative impact the mall based guys may have had on your business in the third quarter?

Don Blair: Well, as we said, there was a little bit of softness with certain mall based customers. That's not across the board. We had some mall based customers that did well. And we don't really get into discussing results by specific customers,

John Shanley: No. I'm not looking for individual customers. I'm looking at channels of distribution, whether there was a substantial difference, so we can evaluate how well you did in the other segments of your distribution process.

Charlie Denson: John, this is Charlie. I think, you know, it's no secret that the mall based athletic specialty guys have had a pretty tough year. So we, you know, obviously are a big part of their business. And so I think we've experienced some of that as well.

I think we still have a great relationship. And like I said earlier, I'm very excited about the things that we're talking about, as they are as well. And so the good news is everybody is embracing an opportunity to change and go forward. So that, I'm very excited about.

John Shanley: OK. And then, just summarizing, would you say that it's fair for us to determine or ascertain that in the future you're likely to see faster or better growth in the U.S. accounts outside the regional mall, would that be a fair assessment.

Charlie Denson:  Well I wouldn't be as quick to jump to that conclusion.

John Shanley: That's encouraging. So you do think that the mall based guys could come back.

Charlie Denson:  Yes, I think there's a great opportunity for them.

Mark Parker: I'll second that. And I'd say that we're very focused, as you've heard some of our remarks, on bringing back the health to that particular channel. And some of the things we have going in terms of retail differentiation, stronger high level partnerships with some of those key accounts, we think, will actually help to turn that.

John Shanley:  Super.  That's great to hear.  Thank you very much.

Operator: And our next question will come from Virginia Genereux with Merrill Lynch.

Virginia Genereux: Thank you. My first question, if I may, is on other brands. You know, Don, I guess, you talked about Golf, Converse, Hurley, Exeter were all up in excess of 20 percent and I feel like they're most of it; was hockey down? So sort of growth, not only the quarter, which I'm not so concerned about, but how should we think about the growth rates they have going forward? Which in the portfolio do you feel like, what is sort of the growth opportunity still there?

And then, secondly, you know, margins they were up, you know, over - been up over 500 bps year-to-date, but that's still - they still run below, you know, the NIKE brand, obviously. What are you - can margins in other brands sort of approach the mother ship levels?

Charlie Denson: Well let me take the granular part of the question, and then I think Mark can speak to some of the growth opportunities we see in the other brands. But with respect to the third quarter, the hockey business was comparing against an Olympic year last year, where we did quite a few jerseys around the international hockey teams.

And so if you look at the core equipment business year in, year out, we're having a tremendous year at NIKE Bauer hockey. We've got some great new products in the skate space. As Mark said, we've taken over leadership of the stick business which is a very important element of that hockey equipment business. So we feel great about where NIKE Bauer hockey is going right now from a business standpoint.

Obviously, there are some businesses of different sizes in that portfolio. You know, the hockey business is relatively small. Converse, Cole Haan, NIKE Golf, those are the bigger entities in that pool. And, you know, I think, in terms of the margin opportunity, these businesses are all significantly smaller scale than the mother ship. And so as they grow, and as we turn those businesses, we are seeing improvements in profitability. Where that ultimately lands, I can't necessarily give you a destination. We think there's a lot of profitability expansion in those businesses for quite a while yet.

Mark Parker: Yes, and I'll just simply add, you know, as we said at the investor meeting, that 25 percent of our growth over this next three to four years will be coming from the affiliates or the subsidiaries. And we definitely feel very confident that that will be the case. Led, as Don said, by NIKE Golf and Cole Haan and Converse, really are the bigger drivers of the portfolio from a subsidiary standpoint.

And we're just starting, really to leverage, I think some of the competencies, some of the sort of functional excellence, and systems and what not from NIKE in through our subsidiaries. And we think that's going to give us some good upside there.

And then, I think, I'd point out too that I think that the focus on key product opportunities, at what we've talked about with the NIKE brand, and then stronger management within the leadership subsidiaries is also driving some of that confidence in that part of our portfolio.

I just spent some time, recently, back in New York with the Cole Haan team and came away more confident too in the potential that brand represents in the portfolio. And it's very obvious to see what Converse is doing, really impressive performance this year, with we think, lots more potential, both in the sports culture side of their business and more so, even moving forward, too, in performance and international will be a bigger part of their business as well. So again, our confidence is quite strong with that part of our portfolio.

Virginia Genereux: Thank you, Mark. And if I could follow up, maybe Mark and Charlie, you gave us some great geographic color. Charlie, you said you were very excited. You thought you had some of the best line up of product for fall. You whipped some of that off, Mark. But if you guys can just go through again, you know, what do you think is driving the strength for all, you know, in the way of - and where are you in those various platforms? Thank you.

Mark Parker:  OK.  I'll try to keep this short.

Virginia Genereux:  Yes, I'm sorry.

Mark Parker: No, actually, my confidence in the product side of the equation here, which for me is ultimately the most important thing we do in terms of effecting top line growth, and again, the consumer connection, we're as strong now as we ever have been.

That being said, I think there's a real renewed sort of energy and focus around product that's driven in part, by this more intense focus on the - at the category level. So I think you'll see product offerings getting even that much stronger from NIKE in the seasons ahead, just as a general comment.

You know, specifically, I mentioned, you know, we have - on some of these calls I talked about complete offense. And, you know, it's across categories. It's across geographies. It's up and down price points. It's across the genders. And really our strength is that we have a diversified portfolio in a complete offense sense, that allows us to sort of push and pull the levers that really are most relevant at the time.

So more recently we've seen some tremendous success. We've been a little late to the party, as we said before, in the low profile metro area in terms of sport culture. The urban part of that business is also very vibrant, beyond what you're seeing with the Air Force One success. There's a much stronger product and more complete product offering in both metro and urban part of sport culture, and that's resonating around the world. So we feel very good about that.

A very, very big focus on performance, the performance side of our business, both in footwear and apparel. And I think, you'll see in the months ahead, I mentioned some of the concepts that will be coming to market here.

For back to school, we have a Zoom Air collection of performance low profile product, which is a great combination of performance and style, something, I think, will really resonate in the markets for NIKE around the world. NIKE Pro is - we're in the new generations of NIKE Pro and again, that's a very strong focus in the international markets as well as here in the U.S. And we're really looking at a 365 day focus on that team and training and pro piece of our business, so that's starting to pick up even more.

Shox, Next Generation, some things I can't talk about there, that are actually very exciting in the Shox plus other category. Free - New Generations of Free. Considered product, which is our sort of sustainable product is actually getting a lot of great response, that we see that business accelerating and expanding going forward.

And then we have, I mentioned the sport essentials category of apparel coming up in early April, April second. And that's just the beginning of a long term commitment, an ongoing commitment to what we call the essentials, or the fundamentals, key apparel items, and styles in our apparel collection. Big, big growth opportunity in apparel.

We just got a recent business review in apparel, and I frankly have never been as excited and confident in our ability to grow our apparel business as I am today. And a lot of that is led by the leadership team that we have is stronger and more connected across the regions, than we've ever had. And very, very focused on the key growth opportunities by category, by product type, by country. We're dialing down and getting much more surgical and focused on where those opportunities are. And the leadership there is very impressive.

So very bullish on the apparel side of our business as well. Charlie, you want to...

Charlie Denson:  See, you wound him up again.

Virginia Genereux:  Yes, he chewed up the scenery there.

Charlie Denson: No I think - I don't - I agree with Mark on the apparel side. I think we've - this new sports essentials program that's going into the States, and a little bit in Europe. We've had first reads out this first week, and early read sell throughs have been fantastic, and are exceeding our expectations.

So I think that's just the tip of the iceberg and we've got some good things coming there too.

Virginia Genereux: That's great. Thank you all for the time for questions.

Pam Catlett:  Thank you.

Operator:  Our next question comes from Margaret Mager from Goldman
Sachs.

Margaret Mager: Hi. Nice quarter. A couple of questions, though, and I'd like to focus on the U.S. market, where the orders were up seven percent last quarter, and the revenues came in up two, and now your orders are still up eight. Can you talk to those numbers please? And would we expect the revenues in the U.S. to be once, again, be in the low to mid single digit range, despite the high single digit orders? What's the disconnect there?

And if you could also talk about, what's your perspective regarding the issues in the mall based athletic channel? Why is it soft, and what do you think is the growth rate for the U.S. market, since you made it clear, you do not think it's a two percent growth market. So I'd like to focus on your perspective on the U.S. as number one question.

And then, Don, I'd also like to hear from you, you talked about a more consistent earnings per share growth rate by quarter going forward. I just want to make sure I understand that comment, especially in the context of fiscal '08, as you progress through the four quarters of that fiscal year, you will start to approach spending for the Beijing Olympics. Can you talk about the historic lumpiness of demand creation spending that has always been a big factor in the lumpiness of your quarterly earnings growth and why would that be changing? Thanks.

Mark Parker: OK. There's a lot in there. There were some timing elements of the U.S., Margaret, that, you know, I don't think is something that you should extrapolate. I think, what I would expect to see is just a more normal level of volatility between futures and revenue. And as you know, there's really not always a predictable relationship for any one quarter. It's really - futures are really a much better indicator of overall strength of the business. So I think, if you think about it that way, the two percent number in the U.S. we don't think is representative of the growth trajectory we're on in the U.S. We think it's kind of a mid to single digit growth rate, mid to high single digit growth in the U.S. and that's really what I think will be more indicative of the growth going forward.

I'm going to let Charlie speak to the mall based retailer piece of this. But just to give you a quick view, '08 is not baked yet. We don't have all of our plans locked in place. We actually have two items of spend in fiscal '08 that will affect the very end of the year, that's the European championships as well as the Beijing Olympics. But at this stage, we're not ready to give you real specific guidance around individual quarters, but what we do expect is not to have the level of growth rate volatility that we have this year.

Charlie Denson: And Margaret, this is Charlie. I'll jump in on the mall-based, you know, outlook, I think one of the reasons why I think we have struggled in the mall, as well as the mall environment is, again, I don't think we've done a good job creating levels of differentiation or as good a job as we should have or could have done and certainly as well as we will do.

And I think one of the things that we talked about, I think, during the day that we had everybody out, was this idea around creating points of differentiation targeted around specific consumers/categories that we talked about while you were out here.

And, you know, Mark alluded to it a little bit earlier, and I think Don may have touched on it a little bit in his prepared remarks. I think our ability to continue to grow the marketplace in the U.S. really lies much in the way that we are approaching the new - the new approach to the business. And if we can continue to differentiate and grow through this category strategy, which I believe very confidently that we will, I believe the U.S. marketplace will continue to grow, you know, at the rates that Don has alluded to over the next several years.

One of the things that you look at when you walk the mall today is a lot of sea of sameness. And quite frankly, not as sharp of consumer insights that we need to provide, going into both the product and the marketing and the merchandising processes that we're focusing on going forward.

So I've been around this place a long time. I'm as excited about this new direction that we're taking right now as I've ever been. So, you know, you're going to hear that from me pretty regularly over the next 16 to 24 months.

Margaret Mager: OK. Thanks. And why did you not buy back more stock in the quarter? What do you look at to decide how much you will or will not buy in a quarter?

Don Blair: You know, Margaret, we don't want to get into all of the models that we use on this thing. But as I've talked about before, we have a set of targets around how much we want to invest over a period of time. It's not specifically a fiscal year, and that number evolves over time. But what we do is we buy according to a perception of both intrinsic evaluation as well as market conditions.

So if we have a fast run up in the stock, that may mean that our purchases would slow down until we reassess where we think the market trading range is, and then we'll reset the grid.

Margaret Mager:  OK.

Don Blair: I know that may not give you an exact answer, but that's generally how we approach it. We're basically looking at it on a value
- we have an intrinsic value perspective on the stock. We believe that the company has a lot of value and then we buy based on the perception of trading range, and value grid.

Margaret Mager: Yes, that's helpful. Thanks. And good going this quarter. And good luck in the upcoming year.

Mark Parker:  Thank you, Margaret.

Pam Catlett:  Thank you, Margaret.

Margaret Mager:  OK.  Take care.

Pam Catlett:  We have time for one more question.

Operator: Our final question today will come from Jim Duffy with Thomas Weisel.

Jim Duffy:  Thanks.  And thanks for taking my call.

Pam Catlett:  Hi, Jim.

Jim Duffy: In Don's prepared remarks, I think there was some mention of moderation in average selling prices in the U.S. market. Can you speak to the factors behind that? Is it a channel mix shift, or is there some fashion element driving that?

Don Blair: It's really a product mix change. And, you know, that's normal - there's an ebb and flow to average selling price, normally with seasons but in terms of which, you know, product categories and which models are selling is what's driving the ASP. This is not an across the board reduction in price. It's not a change in target price points; it's really a mix change.

Jim Duffy:  Would you expect that mix to continue, mix shift?

Don Blair: At this point, I don't have a perspective out beyond the futures window.

Jim Duffy: OK. And then, one more question, if I can sneak it in. Nice improvement on the inventory, as you had advertised. Can you speak to the geographic specifics of that? Was the improvement concentrated in one particular geographic market? Or was it more balanced across all regions?

Don Blair: All of our regions are making great progress on inventory. And so we saw improvements pretty much across the board.

Jim Duffy:  Very good.  Well done.

Pam Catlett: Thank you. And thank you everyone for joining us. We look forward to speaking with you again, soon.

Operator: Thank you everyone for your participation on today's conference. You may disconnect at this time.

END